Manatron Announces
Fiscal 2007 Fourth Quarter & Full-Year Results

Highlights:

•	Net revenue growth of 15.1% for the full year
•	Software license fees for FY 07 increased by nearly 100% to $5.3 million vs. FY 06
•	Gross margin grew to 53% for the quarter compared to 31% for FY 06
•	Operating income was $1.2 million for FY 07, a positive swing of over $8 million compared to the operating loss of $6.9 million for FY 06
•

Cash and short term-investments increased $3.4 million to $7.6 million at year-end after paying down acquisition related debt of nearly $3 million and repurchasing $490,000 of Manatron stock during FY 07

•	New GRM® contracts totaling $5.8 million were signed during the fourth quarter

FOR IMMEDIATE RELEASE

CONTACT:

Paul Sylvester, Co-Chairman and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	Cameron Donahue Hayden Communications, Inc. (651) 653-1854 cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - June 28, 2007-Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of property tax solutions for state and local governments, announced its financial results for the fourth quarter and full year of fiscal 2007, which ended on April 30, 2007.

For the fourth quarter, the Company reported net revenues of $10.1 million, a slight increase over the net revenues of $9.9 million that were recognized in the prior year fourth quarter. This marked the fourth consecutive quarter in which revenues exceeded $10 million. The Company's gross margin grew to $5.4 million, or 53.1 percent of net revenues in the fourth quarter, compared to $3.1 million or 31.4 percent of net revenues for the same period in fiscal 2006. Operating income improved to $311,000 for the quarter, a positive swing of $2.6 million versus the operating loss of $2.3 million that was reported for fourth quarter of the prior fiscal year. Net income after taxes was $328,000, or $0.06 per diluted share, compared to a net loss of $1.6 million or $(0.33) per diluted share for the three months ended April 30, 2006.

For the full year, the Company reported net revenues of $41.8 million, which is a 15.1 percent increase over the net revenues of $36.3 million that were posted in fiscal 2006. Gross margin improved to $20.4 million, or 48.9 percent of net revenues, compared to $11.1 million, or 30.6 percent of net revenues in the prior year. Operating income improved to $1.2 million for the year,

Manatron Announces Fiscal 2007 Fourth Quarter and Full Year Financial Results; Page 2

representing a positive swing of $8.1 million over the operating loss of $6.9 million that was reported last year. Net income was $946,000 or $0.19 per diluted share for the year ended April 30, 2007 compared to a net loss of $4.3 million or $(0.97) per diluted share for fiscal 2006.

"Our financial performance during every quarter of fiscal 2007 showed marked improvement over the prior year," said Paul Sylvester, Manatron's Chief Executive Officer. "While much of this was due to a reduction in our payroll cost as a result of the restructuring we initiated a little over a year ago, the ASIX acquisition, further penetration of our GRM® software in the market and solid momentum in Ohio were major contributors to our progress in fiscal 2007. We have clearly moved forward toward our goal of positioning Manatron as the nation's leading provider of property tax solutions."

"Our turn-key GRM® suite of software, built on Microsoft's .Net platform, continues to gain market acceptance as a standard for excellence and is benefitting from a more substantial and vocal list of reference accounts," added Bill McKinzie, Manatron's President and Chief Operating Officer. "In the last two fiscal years, we have announced over $15 million of new GRM® business in Kansas, Minnesota, Nevada, South Carolina and Tennessee. GRM® is scheduled to go live in six new states during fiscal 2008, which will significantly increase the number of satisfied clients using our new software and better equip us to enter new markets and expand our share of existing markets in the years ahead."

Backlog for software license fees and services at the end of the fourth quarter was $21 million compared to $23 million at April 30, 2006. The Company reported that this number is exclusive of recurring revenue from software maintenance, hardware maintenance, e-government subscriptions, and printing and processing contracts, which currently approximates $21.7 million on an annualized basis.

"Our backlog is lower than the prior year primarily because of a decrease in our appraisal service contracts and backlog during the past year," Mr. Sylvester continued. "We did meet our sales plan for fiscal 2007, signing $20.6 million of new contracts, which was an 8.5 percent increase over the $19.0 million that we signed in fiscal 2006. Over $5 million of the current year backlog amount relates to our recently announced GRM® contracts with Sedgwick County, Kansas, Wyandotte County, Kansas and Beaufort County, South Carolina. As a result, we expect to continue our current momentum in fiscal 2008."

The Company finished the year with working capital of $5.1 million, $7.6 million in cash and short-term investments and no bank debt. Shareholders' equity was $24.5 million compared to $23.0 million as of April 30, 2006. Manatron also made payments of approximately $3 million on its seller-financed notes payable associated with previous acquisitions leaving a $2.2 million balance due at year end. The Company also repurchased 61,000 shares of its common stock totaling $490,000 for the year.

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Thursday, June 28, 2007. Anyone interested in participating should call 888-694-4641 if calling within the United States or 973-582-2734 if calling internationally. There will be a playback available until July 5, 2007. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 8937213 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until July 28, 2007 on either site. To access the web cast, you will need to

Manatron Announces Fiscal 2007 Fourth Quarter and Full Year Financial Results; Page 3

have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions.  The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware and supplies.  Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, Ohio, Pennsylvania, and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian territories. More information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

About GRM®: GRM® is Manatron's fully integrated property management suite of software designed to manage and support the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron GRM automates the operational, information and planning needs for Assessors, Auditors, Treasurers, Tax Collectors, Recorders and other state and local governmental officials so that they can completely, fairly and efficiently assess real and personal property and bill and collect the related property taxes in their jurisdictions. More information on this product is available at http://www.manatron.com/solutions/GRM.aspx.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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Tables to Follow

Manatron Announces Fiscal 2007 Fourth Quarter and Full Year Financial Results; Page 4

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2007	April 30, 2006
	(Audited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$7,057,403	$3,714,685
Short-term investments	495,146	495,146
Accounts receivable, net	5,498,816	7,556,313
Income tax receivable	346,075	2,062,248
Revenues earned in excess of billings on long-term contracts	4,813,083	6,151,346
Unbilled retainages on long-term contracts	745,409	1,105,320
Notes receivable	256,874	450,565
Inventories	86,059	146,800
Deferred tax assets	1,002,412	1,273,651
Other current assets	387,312	485,525
Total current assets	20,688,589	23,441,599
NET PROPERTY AND EQUIPMENT	2,264,969	2,618,588
OTHER ASSETS:
Notes receivable, less current portions	98,770	272,261
Computer software development costs, net of accumulated amortization	3,699,498	2,610,216
Goodwill	12,022,385	12,022,385
Intangible assets, net of accumulated amortization	2,240,763	3,202,935
Other, net	318,678	253,980
Total other assets	18,380,094	18,361,777
Total assets	$41,333,652	$44,421,964

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$676,435	$898,301
Current portion of notes payable	1,500,000	2,700,000
Billings in excess of revenues earned on long-term contracts	1,198,357	3,373,271
Billings for future services	9,275,681	8,369,114
Accrued liabilities	2,926,399	3,419,286
Total current liabilities	15,576,872	18,759,972
DEFERRED INCOME TAXES	587,000	284,963
LONG-TERM PORTION OF NOTES PAYABLE	653,193	2,334,228
SHAREHOLDERS' EQUITY:
Common stock	17,066,189	16,538,483
Retained earnings	7,450,398	6,504,318
Total shareholders' equity	24,516,587	23,042,801
Total liabilities and shareholders' equity	$41,333,652	$44,421,964

Manatron Announces Fiscal 2007 Fourth Quarter and Full Year Financial Results; Page 5

MANATRON, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30, (Unaudited)		Year Ended April 30, (Audited)
	2007	2006	2007	2006
NET REVENUES	$10,080,141	$9,909,583	$41,795,564	$36,324,396

COST OF REVENUES	4,728,732	6,795,931	21,366,969	25,194,840
Gross profit	5,351,409	3,113,652	20,428,595	11,129,556
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,040,696	4,853,308	19,217,163	17,491,957
RESTRUCTURING CHARGE	--	(532,421)	--	(532,421)
Income (loss) from operations	310,713	(2,272,077)	1,211,432	(6,894,822)
OTHER INCOME (EXPENSE), NET	95,338	(29,170)	185,439	177,908
Income (loss) before provision (credit) for income taxes	406,051	(2,301,247)	1,396,871	(6,716,914)
PROVISION (CREDIT) FOR INCOME TAXES	78,191	(722,815)	450,791	(2,400,255)
NET INCOME (LOSS)	$327,860	$(1,578,432)	$946,080	$(4,316,659)
BASIC EARNINGS (LOSS) PER SHARE	$.07	$(.33)	$.19	$(.97)
DILUTED EARNINGS (LOSS) PER SHARE	$.06	$(.33)	$.19	$(.97)
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,899,412	4,808,776	4,896,086	4,463,838
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	5,162,094	4,808,776	5,005,747	4,463,838